Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN NATIONAL BANKSHARES INC
filed 1996-04-01
CIK 741516

1995 Annual Report
                     ----------------------------
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                    |                            |
                     ----------------------------

                         American National Bankshares Inc.
                                  1995 Annual Report

                 American National Bankshares Inc. is a bank
               holding company whose only subsidiary is American National Bank and Trust Company. The Bank offers a wide variety of retail, commercial and trust banking services through its offices located in the trade area of the City of Danville, Virginia and the County of Pittsylvania.

                        Annual Shareholders' Meeting

                 The Annual Meeting of Shareholders of Ameri-
               can National Bankshares Inc. will be held Tuesday, April 23, 1996 at 11:30 a.m. in the Piedmont Room, of the Howard Johnson Hotel, 100 Tower Drive, Danville, Virginia.


                                 Form 10-K

                 The form 10-K Report filed with the Securities
               and Exchange Commission may be obtained without charge by request to Charles H. Majors, President and Chief Executive Officer, American National Bankshares Inc., P. O. Box 191, Danville, Virginia, 24543.


                            TABLE OF CONTENTS

               President's Report........................... 3
               Selected Financial Data...................... 4
               Management's Discussion and Analysis......... 6
               Management's Report on Financial Statements..20
               Report of Independent Public Accountants.....20
               Consolidated Financial Statements............21
               Notes to Consolidated Financial Statements...25



                                                            Financial Highlights
                                                     American National Bankshares Inc.

                                                                                        For the Year Ended
                                                                                            December 31
                                                                                                              Percent
                                                                                          1995        1994     Change

                    Balance Sheet Highlights (in thousands)
                      Total assets.....................................................$305,083    $253,768      20.2 %
                      Deposits......................................................... 259,830     215,861      20.4
                      Net loans........................................................ 172,815     151,126      14.4
                      Investment securities............................................ 109,303      79,251      37.9
                      Shareholders' investment.........................................  34,125      30,786      10.8

                    Income Statement Highlights (in thousands)
                      Net interest income..............................................$ 11,184    $  9,683      15.5 %
                      Provision for loan losses........................................     476         272      75.0
                      Non-interest income..............................................   1,927       1,886       2.2
                      Non-interest expense.............................................   6,768       6,119      10.6
                      Net income.......................................................   4,023       3,533      13.9

                    Per Share Data
                      Net income.......................................................$   1.68    $   1.47      14.3 %
                      Regular cash dividends paid......................................     .56         .50      12.0
                      Extra cash dividends paid........................................                 .25         -
                      Book value.......................................................   14.22       12.83      10.8

                    Statistical Highlights
                      Return on average assets.........................................    1.49%       1.43%
                      Return on average shareholders' investment.......................   12.32%      11.64%




                                           1991     1992     1993     1994     1995
Net Income (in millions)                 $3,052   $3,494   $3,303   $3,533   $4,023



                                           1991     1992     1993     1994     1995

Regular Dividends Paid (per share)        $0.41    $0.44    $0.47    $0.50    $0.56


                                           2

American National Bankshares Inc.
P.O. Box 191 - 628 Main Street - Danville, Virginia 24543
Phone 1-804-792-5111
                                           March 14, 1996

TO OUR SHAREHOLDERS:

         We have exciting things to report to you.

         First, our net income for 1995 increased 13.9% over 1994. For the first time, our earnings exceeded $4 million, resulting in record net income of $1.68 per share.
Our return on average assets increased to 1.49% and our return on average shareholders' investment increased to 12.32%.

         In August 1995, we completed the purchase of Crestar Bank's branch office in Gretna, Virginia, adding $36 million in deposits and $2 million in loans. Improved lending conditions enabled us to increase our outstanding loans by $21 million. Assets at the end of 1995 exceeded $305 million, a 20% increase over the $253 million at 1994 year end. Our shareholders' investment increased almost 11% to over $34 million.

         In September 1995, we signed an agreement to acquire Mutual Savings Bank, F.S.B. by its merger into American National Bank and Trust Company. Today we completed that transaction and we now have 8 offices in Danville, the office in Gretna and an office in Collinsville, Virginia. This transaction has increased our total assets by $84 million and makes us the sixth largest independent bank in Virginia.

         In 1995, we completed our three-year strategic plan outlining how we expect to meet our mission of providing quality financial services and exceptional customer service. We believe this strategic plan has been and will continue to be a vital part of our continued success.

         Since October 1995, we have had several market makers in our stock and our transactions are now reported on the OTC Bulletin
Board under the symbol "AMNB". We believe this will provide greater marketability and liquidity for our stock.

         We appreciate the confidence and loyalty of our customers and shareholders. We look forward to the new customers and new shareholders from the recent merger with Mutual Savings Bank.

         I wish to express my appreciation for the dedicated work of our employees. They have made 1995 a success and have begun to continue that success in 1996. We look forward to the challenges and opportunities we face together.

                          Very truly yours,

                          /s/ Charles H. Majors

                          Charles H. Majors
                          President & Chief Executive Officer


                    SUMMARY of SELECTED CONSOLIDATED FINANCIAL DATA
                       (in thousands, except per share amounts)
                   American National Bankshares Inc. and Subsidiary

                                            1995      1994      1993      1992      1991
Operations Information:
Interest income:
  Loans................................ $ 15,008  $ 11,798  $ 10,607  $ 11,039  $ 13,068
  Federal funds sold and other.........      159       171       322       490       616
  Investment securities................    4,580     4,088     4,989     5,820     5,843
                                        --------  --------  --------  --------  --------
    Total interest income..............   19,747    16,057    15,918    17,349    19,527
Interest expense.......................    8,563     6,374     7,017     8,826    11,669
                                        --------  --------  --------  --------  --------
Net interest income....................   11,184     9,683     8,901     8,523     7,858
Provision for loan losses..............     -476      -272      -214      -230      -214
Non-interest income....................    1,927     1,886     1,871     1,728     1,383
Non-interest expense...................   -6,768    -6,119    -5,772    -5,290    -4,981
                                        --------  --------  --------  --------  --------
Income before income taxes.............    5,867     5,178     4,786     4,731     4,046
Income taxes...........................    1,844     1,645     1,483     1,237       994
                                        --------  --------  --------  --------  --------
Net income............................. $  4,023  $  3,533  $  3,303  $  3,494  $  3,052
                                        ========  ========  ========  ========  ========
Balance Sheet Information:
Investment securities.................. $109,303  $ 79,251  $ 91,826  $ 93,560  $ 85,822
Net loans..............................  174,294   151,126   137,877   127,940   121,686
Total deposits.........................  259,830   215,861   217,655   212,439   200,620
Shareholders' investment...............   34,125    30,786    29,082    26,907    24,997
Total assets...........................  306,562   253,768   247,706   240,589   228,033

Per Share Information:*
Net income............................. $   1.68  $   1.47  $   1.38  $   1.46  $   1.27
Dividends..............................      .56       .75       .47       .66       .41
Book value.............................    14.22     12.83     12.12     11.21     10.42

Ratios:
Return on average assets...............     1.49%     1.43%     1.36%     1.48%     1.37%
Return on average shareholders' equity.    12.32     11.64     11.96     13.50     12.93
Total risk-based capital/assets........    20.12     21.30     22.25     22.20     22.05
Leverage capital/assets................    11.19     12.13     11.74     11.18     10.96
Net charge-offs to average net loans...      .11       .05       .12       .11       .09
Reserve for loan losses to period-end
  loans, net of unearned income........     1.50      1.53      1.54      1.61      1.62

  * Per share amounts are based on 2,400,000 shares outstanding and have been restated to retroactively reflect a 2 for 1 stock split declared on April 21, 1992.

_______________________________________________________________________________

MARKET PRICE OF THE CORPORATION'S COMMON STOCK:


                         Price per share                       Price per share
                       known to management                   known to management
   1994                  Low      High               1995        Low     High

4th quarter            $30.50    $30.50         4th quarter    $28.00   $31.00
3rd quarter            $30.50    $30.50         3rd quarter    $27.00   $30.50
2nd quarter            $29.50    $30.50         2nd quarter    $27.00   $30.50
1st quarter            $29.00    $29.50         1st quarter    $26.00   $30.50

American National Bankshares Inc. common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "AMNB". At December 31, 1995 there were 903 shareholders of record.



                                          1991     1992     1993     1994     1995
Shareholders' Investment (in millions)  $24,997  $26,907  $29,082  $30,786  $34,125

                                                           4

The following table presents the Corporation's average assets, liabilities and shareholders' investment for each of the past three years:


AVERAGE ASSETS                                                1995         1994         1993
Cash and Due from Banks..................................$  8,993,806 $  9,870,473 $ 10,718,599
Investment Securities:
  Securities available for sale..........................  17,764,263      461,483           --
  Securities held to maturity............................  66,413,659   82,346,549   88,322,335
                                                         ------------ ------------ ------------
   Average investment securities.........................  84,177,922   82,808,032   88,322,335
                                                         ------------ ------------ ------------
Loans.................................................... 168,761,745  150,768,216  137,807,306
  Less:
      Unearned income....................................  -1,277,765   -3,108,380   -3,868,646
      Reserve for loan losses............................  -2,502,148   -2,243,121   -2,176,180
                                                         ------------ ------------ ------------
      Average net loans.................................. 164,981,832  145,416,715  131,762,480

Federal Funds Sold.......................................   2,304,986    1,251,972    4,959,511
Federal Reserve Bank stock, Federal Home Loan Bank stock
      and other..........................................     958,860      834,661      201,500
Bank Premises and Equipment..............................   3,540,673    3,145,712    3,323,240
Accrued Interest Receivable and Other Assets.............   4,133,645    3,453,243    3,648,718
                                                         ------------ ------------ ------------
      Average assets.....................................$269,091,724 $246,780,808 $242,936,383
                                                         ============ ============ ============
AVERAGE LIABILITIES and SHAREHOLDERS' INVESTMENT
LIABILITIES:
  Demand deposits -- non-interest bearing................$ 28,678,999 $ 25,235,223 $ 23,374,779
  Demand deposits -- interest bearing....................  33,762,979   30,917,878   30,141,138
  Money market deposits..................................  16,317,873   19,735,360   21,755,018
  Savings deposits.......................................  50,626,596   56,870,304   58,538,081
  Time deposits..........................................  98,394,198   80,886,019   79,631,765
                                                         ------------ ------------ ------------
        Average deposits................................. 227,780,645  213,644,784  213,440,781
  Federal funds purchased................................   1,071,810      663,397      106,182
  Securities sold under repurchase agreements............   5,877,593      370,334           --
  Accrued interest payable and other liabilities.........   1,718,059    1,764,981    1,766,907
                                                         ------------ ------------ ------------
        Average liabilities.............................. 236,448,107  216,443,496  215,313,870
                                                         ------------ ------------ ------------

SHAREHOLDERS' INVESTMENT:
  Common stock...........................................   2,400,000    2,400,000    2,400,000
  Capital in excess of par value.........................   5,400,000    5,400,000    5,400,000
  Net unrealized gains (losses)...........................    152,568       -2,437           --
  Retained earnings......................................  24,691,049   22,539,749   19,822,513
                                                         ------------ ------------ ------------
     Average shareholders' investment....................  32,643,617   30,337,312   27,622,513
                                                         ------------ ------------ ------------
     Average liabilities and shareholders' investment....$269,091,724 $246,780,808 $242,936,383
                                                         ============ ============ ============

                                                       5


MANAGEMENT'S DISCUSSION and
ANALYSIS of FINANCIAL CONDITION
and RESULTS of OPERATIONS




     American National Bankshares Inc. (the Corporation) was organized in 1984 for the purpose of acquiring all of the outstanding shares of American National Bank and Trust Company (the Bank). The Bank was chartered and opened for business in February 1909. Under an agreement and plan of merger, the Bank was acquired by the Corporation on September 1, 1984.


Performance Summary

     Net income increased 14% to $4,023,000 for the year 1995. This amount established a new high in earnings for the history of the Bank and the Corporation.
     The Company reported in its SEC Form 8-K, filed September 7, 1995, that it had acquired the branch office of Crestar Bank at Gretna, Virginia on August 24, 1995. In addition to the branch facilities at Gretna, the Company acquired $2,150,000 in loans and assumed deposits of $36,295,000.
     The economy of the Bank's trade area continues to be healthy as evidenced by a strong loan demand. During 1995 net loans increased by a total of $21,689,000 or 14%, including the loans from the Gretna branch acquisition. Excluding the acquired Gretna loans, the percentage increase
was 13%.   Total deposits increased during 1995 by
$43,969,000 or 20% including the Gretna acquisition. Excluding the Gretna acquisition of deposits, the increase was $7,674,000 or 4% over the prior year. In addition to deposits, the Company increased its repurchase agreements by $3,467,000 or 57%. No repurchase agreements were acquired from the Gretna branch purchase.


Earnings and Capital

     On a per common share basis net income was $1.68 in 1995, $1.47 in 1994, and $1.38 in 1993. The significant items affecting the increase in net earnings per share in 1995 are summarized as follows:

1994 Earnings per Share       $1.47
Net interest income             .62
Provision for loan losses      (.08)
Non-interest income             .02
Non-interest expense           (.27)
Income tax provision           (.08)
Net increase                    .21
1995 Earnings Per Share       $1.68

     The Corporation increased its capital during 1995 by $3,340,000 or 11% through the retention of $2,679,000 in earnings and an increase in net unrealized gains on securities of $661,000. This followed an increase in capital of $1,704,000, or 6%, in 1994. The increase in 1994 resulted from a combination of an increase in retained earnings of $1,733,000 and a decrease from a net unrealized loss on securities of $29,000. Shareholders' investment was 11.2% of assets at December 31, 1995 and 12.1% at December 31, 1994.
     During 1995, the Corporation increased its reserve for loan losses to $2,649,000 an increase of $296,000 or 13% from 1994. The reserve, as a percentage of loans, was 1.51% at December 31, 1995 and 1.53% at December 31, 1994.
     Return on average total assets was 1.49% in 1995, compared with 1.43% in 1994 and 1.36% in 1993. The return on average shareholders' investment was 12.32% in 1995, 11.64% in 1994, and 11.96% in 1993.
     Shareholders' equity was $34,125,000 at December 31, 1995 and $30,786,000 at December 31, 1994. This was an
increase of $3,340,000 or 11% over the prior year-end. The total market value of American National Bankshares Inc. common stock at $28.875 per share (the last trade recorded on the OTC Bulletin Board during 1995) was $69,300,000. he market value was 203 percent of the $34,125,000 shareholders' investment. Book value per common share was $14.22 at the close of 1995.


Merger with Mutual

     On September 26, 1995, American National Bankshares
Inc. and Mutual Savings Bank, F.S.B. signed and announced a definitive merger agreement providing for the merger of Mutual into American National Bank and Trust Company.
     American National Bankshares Inc. agreed to exchange .705 of a share of its common stock for each share of Mutual common stock and assume all outstanding Mutual stock
options. Based on American National Bankshares stock price as of February 27, 1996 of $27, the transaction represents an exchange value of approximately $19.04 for each share of Mutual common stock. The purchase price will be 1.69 times Mutual's June 30, 1995 book value.
     The merger, which will be accounted for as a pooling of interests, was consummated during the first quarter of 1996. The merger is also expected to be a tax-free reorganization for federal income tax purposes.
     At December 31, 1995, Mutual had total assets of approximately $84,706,000, total deposits of approximately $68,732,000 and shareholders' equity of $14,956,000.
     Upon consummation of the merger, the Corporation will have total assets of approximately $390,000,000, total deposits
                               6
of approximately $329,000,000, total shareholder's equity of approximately $47,000,000. According to a survey of independent Virginia banks published by Scott & Stringfellow Inc. in 1995, American National Bank will be the sixth largest independent commercial bank in Virginia based on assets and deposits and the third largest based on equity after the merger is consummated. American National Bankshares will have more than 3,200,000 shares of common stock outstanding, held by more than 1,500 shareholders.


Trends and Future Events

     The economic conditions of the Corporation's trade area have continued to be healthy during the year 1995 as evidenced by a strong loan demand. The Corporation's net loans grew at a rate of 14% during 1995. The indicated strong loan demand is expected to continue into 1996.
     The weighted average yield on interest earning assets and the weighted average cost of deposits increased during 1995 due to a combination of increased volume in both assets and deposits and an increase in rates of loans and deposits. As a result of the Corporation's asset and liability repricing strategy and increased loan demand, the Corporation was able to increase its net interest income (interest income less interest expense) by 16%. Management believes the Corporation positioned itself to continue to maintain this level of net interest income into the near future.
     During 1995, time deposits increased by $40,680,000 or 51%. Interest bearing demand deposits increased $6,666,000 or 21% and non-interest bearing demand deposits also increased by $4,035,000 or 15%. Money market deposits declined by $4,366,000 or 20% and savings deposits declined by $3,047,000 or 6%. The net effect of these changes in the Corporation's deposit structure reduced the Corporation's dependency on short term deposits and provided more stable funding for loans with the increase in time deposits. On February 1, 1996, the Federal Reserve Bank lowered its discount rate by 1/4% and the major money center banks followed by lowering their prime rate by 1/4%. Although a downward trend has been indicated in early 1996, Management does not expect a major shift of funds within the Bank's deposit categories in 1996.
     As mandated by the Federal Deposit Insurance
Corporation Improvement Act of 1991 ("FDICIA"), the FDIC adopted regulations effective January 1, 1993, for the transition from a flat-rate insurance assessment system to a risk-based system by January 1, 1994. Pursuant to these regulations, the Bank's deposit insurance assessment was set at the lowest allowable rate of $.23 per $100 of deposits for the year 1994. During the year 1995 the assessment rate was further dropped to $.04 per $100 of deposits. The Bank has been advised that for the first six months of 1996, it will be assessed the minimum fee of $500 per calendar quarter.
     Among other things, FDICIA identifies five capital categories for insured depository institutions: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized". FDICIA requires the federal banking regulators to take prompt corrective action with respect to insured depository institutions that do not meet minimum capital requirements.
     The FRB has adopted regulations establishing relevant capital requirements for banks. Under the regulations, a well capitalized institution must have a Tier I risk-based capital ratio of at least six percent, a total risk-based capital ratio of at least ten percent and a leverage ratio of at least five percent and not be subject to a capital directive order. Under these guidelines the Bank has always been and continues to be considered well capitalized.


Net Interest Income

     Net interest income, the most significant component of earnings, is the excess of interest income over interest expense. For analytical purposes, net interest income is adjusted to a taxable equivalent basis to recognize the income tax savings on tax-exempt assets, such as state and municipal securities. A tax rate of 34% was used in adjusting interest on tax-exempt securities and loans to a fully taxable equivalent basis for the years 1995, 1994 and 1993.
     During 1995, taxable equivalent net interest income increased to $11,421,000, up 15% from $9,958,000 in 1994.
Taxable equivalent net interest income for 1994 was up 8% from the $9,226,000 recorded in 1993. The $1,463,000 increase in taxable equivalent net interest income during 1995 consisted of $827,000 due to increases in volume and $636,000 due to increases in rates. The $732,000 increase in taxable equivalent net interest income during 1994 was the net result of an increase of $514,000 due to volume and $218,000 due to increases in rate.
     Due to the reduced availability of qualified tax exempt investments and loans, a reduction in tax exempt assets is expected in future years.
                                   7

The following is an analysis of net interest income, on a taxable equivalent basis. Nonaccrual loans are included in average balances. Interest income on nonaccrual loans if recognized is recorded on a cash basis.
(In thousands, except rates):

                                          Average Balance          Interest Income/Expense     Average Yield/Rate

                                       1995    1994     1993         1995    1994    1993       1995   1994   1993
Interest income
  Loans:
    Commercial                      $ 57,173 $ 51,460 $ 43,664     $ 5,103 $ 3,939 $ 2,970      8.93 % 7.65 % 6.80 %
    Mortgage                          72,816   65,570   62,792       6,405   5,081   4,901      8.80   7.75   7.80
    Installment                       37,495   30,630   27,483       3,542   2,845   2,838      9.45   9.29  10.33
                                    -------- -------- --------     ------- ------- -------
      Total loans                    167,484  147,660  133,939      15,050  11,865  10,709      8.99   8.04   8.00
                                    -------- -------- --------     ------- ------- -------

  Investment securities:
    U. S. Government                  71,290   68,058   69,315       3,860   3,204   3,710      5.41   4.71   5.35
    Federal agencies                   2,729    4,320    8,624         149     273     623      5.46   6.32   7.22
    State and municipal               10,149   10,420   10,373         765     818     879      7.54   7.85   8.48
    Other investments                     10       10       10           1       1       1      5.50   5.50   5.50
                                    -------- -------- --------     ------- ------- -------
      Total investment securities     84,178   82,808   88,322       4,775   4,296   5,213      5.67   5.19   5.90
                                    -------- -------- --------     ------- ------- -------
  Federal funds sold and other         2,612    3,459    8,446         159     171     321      6.09   4.94   3.81
                                    -------- -------- --------     ------- ------- -------
     Total interest-earning assets   254,274  233,927  230,707     $19,984 $16,332 $16,243      7.86   6.98   7.04
                                    -------- -------- --------     ------- ------- -------     -----  -----  -----
  Non-earning assets                  14,818   12,854   12,229
                                    -------- -------- --------
        Total assets                $269,092 $246,781 $242,936
                                    ======== ======== ========

Interest expense
  Deposits:
    Demand                          $ 33,763 $ 30,918 $ 30,141     $ 1,007 $   752 $   797      2.98   2.43   2.64
    Money market                      16,318   19,736   21,755         524     510     591      3.21   2.58   2.72
    Savings                           50,627   56,870   58,538       1,524   1,577   1,871      3.01   2.77   3.20
    Time                              98,394   80,886   79,632       5,201   3,494   3,755      5.29   4.32   4.72
                                    -------- -------- --------     ------- ------- -------
      Total deposits                 199,102  188,410  190,066       8,256   6,333   7,014      4.15   3.36   3.69

  Federal funds purchased              1,072      664      106          66      29       3      6.16   4.37   2.83
  Repurchase agreements                5,877      370       --         241      12      --      4.10   3.24
                                    -------- -------- --------     ------- ------- -------
      Total interest-bearing
        liabilities                  206,051  189,444  190,172     $ 8,563 $ 6,374 $ 7,017      4.16   3.36   3.69
                                                                   ------- ------- -------     -----  -----  -----

  Demand deposits                     28,679   25,235   23,375
  Other liabilities                    1,718    1,765    1,767
  Shareholders' investment            32,644   30,337   27,622
                                    -------- -------- --------
        Total liabilities and
          shareholders' investment  $269,092 $246,781 $242,936
                                    ======== ======== ========

Interest rate spread                                                                            3.70 % 3.62 % 3.35 %
                                                                                               =====  =====  =====

Net interest income                                                $11,421 $ 9,958 $ 9,226
                                                                   ======= ======= =======

Taxable equivalent adjustment                                      $   237 $   275 $   325
                                                                   ======= ======= =======

Net yield on earning assets                                                                     4.49 % 4.26 % 4.00 %
                                                                                                =====  =====  =====
                                                                         8

Changes in Net Interest Income (Rate/Volume Analysis)
     Net interest income is the product of the volume of average earning assets and the average rates earned, less the volume of average interest-bearing liabilities and the average rates paid. The portion of change relating to both rate and volume is allocated to each of the rate and volume changes based on the relative change in each category. The following table analyzes the changes in both rate and volume components of net interest income on a taxable equivalent basis for the past two years (in thousands):

                                          1995 vs. 1994                     1994 vs. 1993
                                   Interest             Change       Interest             Change
                                   Increase         Attributable to  Increase         Attributable to
                                  (Decrease)    Rate    Volume      (Decrease)    Rate    Volume

Interest Income:
  Loans:
    Commercial                    $1,164      $  698    $  466      $  969      $  400    $  569
    Mortgage                       1,324         728       596         180         -35       215
    Installment                      697          49       648           7        -301       308
                                  ------      ------    ------      ------      ------    ------
      Total loans                  3,185       1,475     1,710       1,156          64     1,092
                                  ------      ------    ------      ------      ------    ------
  Investment securities:
    U.S. Government                  656         498       158        -506        -440       -66
    Federal agencies                -124         -33       -91        -350         -70      -280
    State and municipal              -53         -32       -21         -61         -65         4
                                  ------      ------    ------      ------      ------    ------
      Total investment securities    479         433        46        -917        -575      -342
                                  ------      ------    ------      ------      ------    ------
  Federal funds sold and other       -12          35       -47        -150          77      -227
                                  ------      ------    ------      ------      ------    ------
      Total interest income        3,652       1,943     1,709          89        -434       523
                                  ------      ------    ------      ------      ------    ------
Interest expense
  Deposits:
    Demand                           255         181        74         -45         -65        20
    Money market                      14         111       -97         -81         -28       -53
    Savings                          -53         128      -181        -294        -242       -52
    Time                           1,707         868       839        -261        -319        58
                                  ------      ------    ------      ------      ------    ------
      Total deposits               1,923       1,288       635        -681        -654       -27

  Federal funds purchased             37          15        22          26           2        24
  Repurchase agreements              229           4       225          12           --       12
                                  ------      ------    ------      ------      ------    ------
      Total interest expense       2,189       1,307       882        -643        -652         9
                                  ------      ------    ------      ------      ------    ------
Net interest income               $1,463      $  636    $  827      $  732      $  218    $  514
                                  ======      ======    ======      ======      ======    ======

Provision and Reserve for Loan Losses

     The provision for loan losses is an amount added to the reserve against which loan losses are charged. The amount of the provision is determined by management based upon its assessment of the size and quality of the loan portfolio and the adequacy of the reserve in relation to the risks inherent within the loan portfolio.
     The 1995 provision for loan losses was $476,000 and compares with $272,000 in 1994 and $214,000 in 1993.
     The reserve for loan losses totaled $2,649,000 at December 31, 1995, an increase of 13% over December 31, 1994. The increase in the reserve for loan losses during 1995 of $296,000 consists of the provision of $476,000 less net charge-offs of $180,000. The ratio of reserve to loans, less unearned discount, was 1.51% at December 31, 1995 and 1.53% at December 31, 1994.
     The Corporation's Loan Committee has responsibility for determining the level of the reserve for loan losses, subject to the review of the Board of Directors. The Loan Committee has taken economic factors, as well as any other external events that may affect the value and collectibility of the loan portfolio, into consideration when making its assessment and recommendation.
     The methodology used to determine the level of the loan loss reserve on a quarterly basis includes the identification of losses from a review of the Corporation's loan "Watch" list. In addition to these identifiable potential losses, an experience factor for each major category of loans is applied against the remaining portion of the loans considered to have no more than a normal risk
                             9
of collectibility. Additional factors considered in determining the level of the loan loss reserve are economic conditions, historical losses, trends and other external factors. The sum of these elements is the Loan Committee's recommended level of the reserve for loan losses.
     If the existing level of the loan loss reserve is below the Loan Committee's recommended level of the reserve at the close of an interim period, an increase sufficient to eliminate the deficiency is recorded in the current period provision for loan losses. If the existing level of the reserve exceeds the recommended level at the close of an interim period, no adjustment is made to the provision for loan losses if loan growth is expected.
     The economy of the Corporation's trade area, which includes the City of Danville and Pittsylvania County, is dependent primarily on the success of the city's largest employer (a textile manufacturing firm), tobacco farming (the major crop of rural Pittsylvania County), tobacco marketing and processing and the city's second largest employer, a tire manufacturing plant. Textile manufacturing, tobacco farming and tobacco processing have been subjected to extreme market pressures in recent years.
     The local economy of the Corporation's trade area continues to be strong at this time and the Corporation's loan losses have not been significant in recent years; however, an inherent risk to the loan portfolio exists if a significant decline occurs in any of these industries along with a corresponding reduction in employment. Management believes the reserve for loan losses is appropriate in view of this geographic concentration.
     The adoption in 1995, of Statement of Financial Accounting Standards Nos. 114 and 118, which address accounting by creditors for loan impairment, did not have a significant impact on the provision for loan losses.


Management has allocated the reserve for loan losses to loan categories as follows (in thousands):

                                  1995                   1994                 1993                     1992                 1991
                           __________________     _________________     _________________     __________________  _______________
                                     Percent               Percent               Percent               Percent            Percent
                                     of loans              of loans              of loans              of loans           of loans
                                     in each               in each               in each               in each            in each
                                     category              category              category              category           category
                                     to total              to total              to total              to total           to total
                            Amount    loans      Amount    loans       Amount    loans       Amount    loans       Amount loans
Commercial and
  agricultural loans       $ 1,570       28 %   $ 1,505       28 %    $ 1,378       25 %    $ 1,339       28 %    $ 1,280       29%
Real estate-
  construction loans            47        3          45        2           41        1           40        2           38        2
Real estate-
  mortgage loans               261       46         253       46          232       51          225       48          215       48
Installment loans              682       23         471       24          431       23          419       22          400       21
Unallocated                     89       --          79       --           73       --           71       --           68       --
Balance at end of year     $ 2,649      100 %   $ 2,353      100 %    $ 2,155      100 %    $ 2,094      100 %    $ 2,001      100%


Management's criteria for evaluating the adequacy of its loan loss reserve includes individual evaluation of significant loans and overall portfolio analyses of more homogeneous, smaller balance loan portfolios. Based on management's evaluation, estimated loan loss reserves are assigned to the individual loans which present a greater risk of loan loss. The remaining loan loss reserve is allocated to the remaining loans on an overall portfolio basis based on historical loss experience. The assessed risk of loan loss is higher in the commercial and agricultural loan categories as these categories contain loans which are more significant to ANB and to the individual borrowers, thereby exposing ANB to a greater risk of loss in the event of downturns in the financial position of individual borrowers. The remaining loan categories are typically for lesser amounts and are distributed over a much larger population of borrowers, thereby reducing the Corporation's risk of loan loss.

_______________________________________________________________________________

Loan Losses - Ratios
                                       1995                    1994                    1993
                                     -------                 -------                 -------
Reserve as percentage of
  outstanding loans, net of
  unearned income                      1.51%                   1.53%                   1.54%
Net charge-offs as percentage
  of reserve                           6.78                    3.11                    7.07
Net charge-offs as percentage
  of average loans, net of
  unearned income                      0.11                    0.05                     .12
Provision as percentage of
  net charge-offs                    264.77                  371.51                  140.12
Provision as percentage of
  average loans, net of
  unearned income                      0.28                    0.18                     .16
Reserve for loan losses
  to nonperforming loans              94.62 X                 13.76 X                  4.61 X

                                              10

Non-Interest Income

     Non-interest income totaled $1,926,000 in 1995 compared with $1,886,000 in 1994 and $1,871,000 in 1993. This was an increase of 2% during 1995. During 1994, non-interest income increased 1% from the 1993 level. The major components of non-interest income are trust department income, service charges on deposit accounts, non-deposit fees and insurance commissions and other income.
     The trust department services have been expanded in both corporate and personal trusts during the past three years and the income from the administration of several large estates during this period has caused some fluctuation in the department's income. The trust department reported income of $1,343,000 in 1995, a decrease of 4% from the $1,396,000 in 1994 which in turn was a 5% decrease from the $1,470,000 reported in 1993. The trust department has recently expanded its services to include alternate investments for both corporate and personal trusts.
     Service charges on deposit accounts were $361,000 in 1995, an increase of 30% over $279,000 reported in 1994, which was a 9% increase over the $256,000 recorded for 1993. The increase in 1995 was caused in part by the increase in deposit accounts of $36,295,000 from the acquisition of the Gretna branch office.
     Non-deposit fees and insurance commissions were $93,000 in 1995, a decrease of 10% from the $104,000 in 1994. The amount recorded in 1994 was an increase of 29% over the $80,000 recorded in 1993. In 1994 the Bank increased its loans with related non-deposit fees and insurance commissions. Due to market conditions the Bank was not able to sustain the same increase in such loans during 1995.
     Other income was $128,000 in 1995, an increase of 20% over the $107,000 in 1994, which in turn was an increase of 66% over the $65,000 in 1993. The increase in both 1994 and 1995 resulted primarily from dividends received from the Federal Home Loan Bank. During 1995 the Bank increased its investment in the Federal Home Loan Bank.


Non-Interest Expense

     Non-interest expense totaled $6,768,000 in 1995, an increase of $649,000 or 11% over the $6,119,000 in 1994, which in turn was an increase of $347,000 or 6% over the $5,772,000 recorded for 1993. Non-interest expense includes salaries, pension and other employee benefits, occupancy and equipment expense, postage and printing and other expenses.
     Salaries totaled $2,991,000 for 1995, an increase of 8% over 1994. The increase in 1995 included the addition of employees from the acquisition of the Gretna branch office. Salaries totaled $2,767,000 in 1994, an increase of 1% over the $2,754,000 for 1993.
     Pension and other employee benefits totaled $843,000 in 1995, an increase of 23% over the $683,000 recorded in 1994 which in turn was an increase of 45% over the $472,000 reported in 1993. The increase in 1994 was due primarily to an increase in pension cost. In 1995 both the pension plan and the executive deferred compensation plan were amended and employees from the Gretna acquisition were added to the pension plan.
     The total occupancy and equipment expense was $871,000 for both 1995 and 1994. The total of 1994 was an increase of 5% over the $831,000 recorded in 1993.
     FDIC insurance expense was $253,000 in 1995, a decrease of 48% from the $484,000 recorded in 1994. The 1994 FDIC insurance expense was an increase of 3% over the $470,000 shown in 1993. The increase in 1994 was the result of an increase in the deposit assessment base. The decrease in 1995 resulted from a reduction, at mid-year, in the premium required by the FDIC, from $.23 per one hundred of deposits to $.04 per one hundred of deposits. The Bank will receive a further reduction in 1996. The FDIC has notified the Bank that the assessment for the first six months of 1996 will be at the minimum of $500 per quarter.
     Postage and printing expense was $248,000 in 1995, an increase of 4% from the $237,000 recorded in 1994, which in turn was a decrease of 7% from the $255,000 recorded in 1993.
     Other expenses were $1,562,000 in 1995, an increase of 45% over the $1,076,000 reported in 1994. Other expenses in 1994 increased 9% over the $991,000 recorded in 1993. Other expenses in 1995 included $103,000 of amortization expense of core deposit intangibles related to the Gretna acquisition and expenditures made in 1995 of approximately $140,000 for legal and other fees related to the merger with Mutual Savings Bank. Other expenses in 1995 also included an increase in consulting fees for general operational and planning purposes.


Income Taxes

     The provision for income taxes (total of current and deferred) was $1,844,000 in 1995, compared with $1,645,000 in 1994 and $1,483,000 in 1993. In each year, the Corporation was subject to a Federal tax rate of 34%. The major difference between the statutory rate and the effective rate results from income which is not taxable for Federal income tax purposes. The primary non-taxable income
                             11
is that of state and municipal securities and industrial revenue bonds or loans.
     The increase in the 1995 provision for income taxes, compared to the 1994 provision, results primarily from an increase in taxable income caused by increases in pre-tax income and lower amounts of non-taxable income due to limited availability of tax exempt investments.

Capital Management

     Regulatory agencies issued risk-based capital guidelines which were fully effective in 1992. The guidelines were established to more appropriately consider the credit risk inherent in the assets and off-balance sheet activities of a financial institution in the assessment of capital adequacy.
     Under the guidelines, total capital has been redefined as core (Tier I) capital and supplementary (Tier II) capital. The Bank's Tier I capital consists primarily of shareholder's equity, while Tier II capital consists of the reserve for loan losses. The definition of assets has been modified to include items on and off the balance sheet, with each item being assigned a "risk-weight" for the determination of the ratio of capital to risk-adjusted assets.
     The guidelines require that total capital (Tier I and Tier II) of 8% be held against total risk-adjusted assets,
at least half of which (4%) must be Tier I capital.    At
December 31, 1995, the Bank's Tier I and Total capital ratios were 18.9% and 20.3%, respectively. At December 31, 1994, these ratios were 20.1% and 21.3%, respectively. The ratios for both years were well in excess of the regulatory requirements.
     The Corporation's leverage ratios (shareholder's equity divided by year-end assets) were 11.19% and 12.13% at December 31, 1995 and 1994, respectively. The leverage ratio has a regulatory minimum of 3%, with most institutions required to maintain a ratio 100 to 200 basis points above the 3% minimum depending upon risk profiles and other factors.
     The Corporation's 1995 capital formation rate (net income less dividends declared, divided by average shareholders' investment) was 8.2%. This compares with 5.7% in 1994 and 7.9% in 1993. These ratios evidence the Corporation's attainment of its goal of meeting future capital requirements by retaining a portion of operating earnings while providing steadily increasing cash dividends.
     On May 16, 1995, the Board of Directors declared a regular semi-annual cash dividend of $.27 per share of common stock payable on June 23, 1995. On November 21, 1995, the Board of Directors declared a regular semi-annual cash dividend of $.29 per share of common stock making a total of $.56 dividends per share for 1995.
     Since 1990, regular cash dividends (excluding extra dividends) paid by the Corporation have increased at a compounded annual rate of 8%. The Board of Directors reviews the Corporation's dividend policy regularly and increases dividends when justified by earnings after considering future capital needs.


Liquidity
     Liquidity is the measure of the Corporation's ability to generate sufficient funds to meet customer demands for loans and the withdrawal of deposit balances. The Corporation, in its normal course of business, maintains cash reserves and has an adequate flow of funds from maturing loans and investment securities to meet present liquidity needs.
     Expansion of the Corporation's earning assets is based largely on the growth of deposits from individuals and small and medium size businesses. These deposits are more stable in number and size than large denomination certificates of deposit. In addition, the Corporation's customers have relatively stable requirements for funds.
     The Corporation's major source of funds and liquidity is its deposit base. The mix of this deposit base has been shifting over the past few years. During 1995 the trend in this shifting has been to time deposits due to an increase in interest rates. The most notable changes in the components of the deposit base during 1995 consisted of a 51% increase in time deposits, a 21% increase in interest bearing demand deposits, a 15% increase in non-interest bearing demand deposits, a 20% decrease in money market deposits and a 6% decrease in savings deposits. In 1994 deposit interest rates were lower but began to rise in the latter part of the year. The most notable changes in the components of the deposit base during 1994 consisted of a 7% increase in money market deposits, a 3% increase in certificates of deposit and a 9% decrease in savings deposits. Demand deposits (both interest bearing and non-interest bearing) remained approximately the same in 1994.
     The 1995 Consolidated Statement of Cash Flows appearing in the financial statement section shows a net decrease in cash and cash equivalents of $3,194,000 during the past year. This decrease was the result of a combination of $4,376,000 provided by operating activities, $17,488,000 net cash used by investing activities (primarily used to purchase securities with the proceeds of assumed deposits from the Gretna, Virginia acquisition), and $9,919,000 provided by financing activities.
     It is the policy of the Bank to schedule maturities of investments through a laddered structure which provides sources of liquidity on a periodic basis in each year. The cash provided by operating and financing activities, in addition to the cash provided by maturing of investments, more than adequately supplied the Corporation's liquidity needs at all times during the year.
  Liquidity strategies are implemented and monitored by the Corporation's Asset Liability/Investment Committee on a day to day basis. The activities of the Committee are reported to and reviewed by the Board of Directors. The Committee uses a simulation model to assess the future liquidity needs of the Corporation and manage the investment of funds and net interest income. The Corporation's ability to reprice both assets and liabilities, as well as its policy to schedule maturities of investments, give it flexibility in its control over liquidity needs.
     The following interest rate sensitivity table reflects the Corporation's assets and liabilities on December 31, 1995 that will either be repriced in accordance with market rates or mature within the periods indicated. The Corporation monitors and manages its interest rate risk position with the objectives of increasing earnings and minimizing adverse changes in net interest income. The objectives are attained through a policy of maintaining a relatively balanced interest-sensitive ratio. The optimum position for the least risk to the Corporation is a ratio of
1.00. Although management attempts to maintain a ratio close to 1.00, in a declining interest rate market it is more desirable to have a ratio below 1.00, permitting the Corporation to reprice more liabilities than assets. In a rising interest rate market, however, it is more advantageous to have a ratio greater than 1.00, allowing the Corporation to reprice a greater amount of assets than liabilities.
     Although all of the ratios shown below do not appear as balanced, it should be recognized that the Corporation's interest-sensitive position changes quickly as a result of management decisions and market conditions. No prepayment assumptions are reflected in the table. The table shows the sensitivity of the Corporation's balance sheet at one point in time and is not necessarily indicative of its position on other dates.


                            Interest Rate Sensitivity Analysis
                             December 31, 1995 (in thousands)

                                                             Over 3      Over 6
                                                   3         Months      Months      Over 1
                                                 Months       - 6         - 12       Year -      Over 5
                                                 or Less     Months      Months      5 years     Years        Total
Interest sensitive assets:
  Interest bearing deposits with other banks    $    128    $     --    $     --    $     --    $     --    $    128
  Investment securities                           11,009       6,880      12,513      68,606      10,295     109,303
  Commercial loans                                42,879       1,996       6,351       2,289       1,319      54,834
  Mortgage loans                                  25,995       8,248      21,959      19,031       5,212      80,445
  Consumer loans                                   5,462       3,448       6,758      25,268          --      40,936
  Federal funds sold                               1,100          --          --          --          --       1,100
                                                --------    --------    --------    --------    --------    --------
    Total interest sensitive assets               86,573      20,572      47,581     115,194      16,826     286,746
                                                --------    --------    --------    --------    --------    --------
Interest sensitive liabilities:
  NOW and savings deposits                        89,421          --          --          --          --      89,421
  Money market deposits                           17,550          --          --          --          --      17,550
  Time deposits                                   24,073      19,265      21,563      56,095          --     120,996
  Repurchase agreements                            8,715         558         299          --          --       9,572
                                                --------    --------    --------    --------    --------    --------
    Total interest sensitive liabilities         139,759      19,823      21,862      56,095          --     237,539
                                                --------    --------    --------    --------    --------    --------
Interest sensitivity gap                        $-53,186         749      25,719      59,099      16,826    $ 49,207
                                                ========    --------    --------    --------    --------    ========

Cumulative interest sensitivity gap                         $-52,437    $-26,718    $ 32,381    $ 49,207
                                                            ========    ========    ========    ========
Percentage of cumulative gap
  to total interest sensitive assets                 -19 %       -18 %        -9 %        11 %        17 %


Investment securities include $44,080 designated as "available for sale". Of the loans in the above table that either mature or can be repriced in periods over 1 year, $25,109 have adjustable rates and $28,010 have fixed rates.

Investment Portfolio

INVESTMENT PORTFOLIO
  The following table presents information on the book and market values, maturities and taxable equivalent yields of investment securities at the end of the last 3 years (in thousands, except yields):

                                  1995                                1994                               1993
                     -----------------------------       -----------------------------       ---------------------------
                                           Taxable                             Taxable                           Taxable
                       Book      Market  Equivalent        Book      Market  Equivalent        Book     Market  Equivalent
                       Value      Value     Yield          Value      Value     Yield          Value     Value    Yield
U.S. Government:
  Within 1 year       $29,055    $29,124     5.60 %       $29,059    $28,590     4.11 %       $33,029   $33,211    5.16 %
  1 to 5 years         64,923     65,091     6.00          36,893     35,719     5.75          40,305    40,480    4.42
                      -------    -------                  -------    -------                  -------   -------
    Total              93,978     94,215     5.88          65,952     64,309     5.03          73,334    73,691    4.75
                      -------    -------                  -------    -------                  -------   -------

Federal Agencies:
  Within 1 year           452        456     7.15              --         --       --              --        --      --
  1 to 5 years          2,002      1,985     4.68           2,568      2,383     5.21           7,875     7,951    7.12
  After 10 years          199        210     8.27             241        237     8.27             331       354    8.27
                      -------    -------                  -------    -------                  -------   -------
    Total               2,653      2,651     7.49           2,809      2,620     5.47           8,206     8,305    7.13
                      -------    -------                  -------    -------                  -------   -------

State and Municipal:
  Within 1 year           885        888     7.91           1,395      1,397     9.08           1,416     1,442   10.08
  1 to 5 years          1,681      1,733     8.74           2,194      2,213     9.35           3,522     3,692    9.16
  6 to 10 years         6,556      6,807     8.27           6,221      6,029     8.50           4,201     4,468    8.73
  After 10 years        3,540      3,540     7.59             670        653     8.87           1,137     1,191    8.37
                      -------    -------                  -------    -------                  -------   -------
    Total              12,662     12,968     8.18          10,480     10,292     8.78          10,276    10,793    9.03
                      -------    -------                  -------    -------                  -------   -------

Other Investments:
  Within 1 year            10         10     5.50              --         --       --              --        --      --
  1 to 5 years             --         --       --              10         10     5.50              10        10    5.50
                      -------    -------                  -------    -------                  -------   -------
    Total                  10         10     5.50              10         10     5.50              10        10    5.50
                      -------    -------                  -------    -------                  -------   -------

    Total portfolio  $109,303   $109,844     6.12         $79,251    $77,231     5.54         $91,826   $92,799    5.38%
                     ========   ========                  =======    =======                  =======   =======


     At December 31, 1995, securities available for sale included (at amortized cost) $38,783,000 in U. S. Governments and $4,339,000 in State and Municipal securities. A net unrealized gain of $958,000 related to these securities was recorded at December 31, 1995. At December 31, 1994, one U. S. Government security maturing within 1 to 5 years with an amortized cost of $2,794,000 was classified as "available for sale". In 1994 the Corporation recorded a net unrealized loss of $29,000 on this security.
     The "held to maturity" securities totaled $65,223,000 and $76,486,000 at December 31, 1995 and 1994, respectively and had respective estimated fair values of $65,763,000 and $74,466,000. Of the amount at December 31, 1995, $54,347,000, or 83%, were U. S. Government direct obligations, all maturing within 5 years. Securities "held to maturity" in 1995 also included $2,653,000, or 4%, in Federal agency obligations, maturing within 5 years. The remaining portion of the "held to maturity" category (13%), consisted of $8,213,000 tax exempt state and municipal securities and $10,000 in other investments. The state and municipal securities were diversified among many different issues and localities. All investments by the Corporation in state and municipal securities were rated "A" or better.
     The book value of the total investment portfolio at December 31, 1995 exceeded the market value by $1,498,000. No losses are anticipated since the Corporation has the ability and intent to hold these securities until their respective maturities. The maturities of the investment portfolio are laddered in a consistent pattern to meet the Corporation's liquidity needs of future years.

- -------------------------------------------------------------------

Loan Portfolio

     Total gross loans increased $20,779,000 or 13% during 1995. As shown in schedule A on page 15, the primary increases in types of loans were commercial and industrial loans, loans to individuals for personal expenditures, real estate loans secured by nonfarm, nonresidential properties and real estate loans secured by 1 - 4 family residential properties.
     The loan portfolio is diversified and consists of 46% mortgage loans, 31% commercial loans and 23% consumer loans.
     Note 9 of the Consolidated Financial Statements presents related party loan activity. The majority of the loan additions and payments result from floorplan activity by two automobile dealerships owned separately by two of the Corporation's Directors.
     The Corporation does not participate in highly leveraged lending transactions, as defined by the bank regulators and there are no loans of this nature recorded in the loan portfolio. The Corporation has no foreign loans in its portfolio.


Real Estate Loans

     Commercial real estate loans have received considerable attention in recent years by the bank regulators and the news media. The concerns have been in real estate values in certain areas of the country and the quality of banks' commercial real estate portfolios. It is difficult to measure commercial real estate values within the Corporation's trade area due to the light sales activity. Commercial real estate values did not escalate to levels seen in other areas of the state and country during the ten years prior to the last recession and Management has not detected a significant change in values within our trade area during 1995 or 1994. Management has confined its real estate lending to its trade area and has always taken a conservative approach in its lending practice to maintain equity in real estate loans. The Bank has not experienced any commercial real estate charge-offs in recent years.
     The Corporation is conforming to the real estate appraisal guidelines set forth by the Comptroller of the Currency.
     The total of outstanding real estate loans at December
31, 1995 was $84,608,000.   This consisted of $47,332,000 or
56% in loans secured by 1-4 family residential properties, $31,083,000 or 37% in loans secured by non-farm, non-residential properties, $5,032,000 or 6% in construction and land development, $1,032,000 or 1% in loans secured by farmland and $129,000 of other real estate loans.
     Nonperforming real estate loans at December 31, 1995 and 1994 were $12,000 and $22,000, respectively. There were $23,000 in real estate loans on accrual status and past due 90 days or more at December 31, 1995 and none at December 31, 1994.

Asset Quality

     The Corporation identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. The Corporation maintains a reserve for loan losses, which is available to absorb losses inherent in the loan portfolio. The reserve is increased by the provision for losses and by recoveries from losses. Charge-offs decrease the reserve. The adequacy of the reserve for loan losses is determined on a quarterly basis. Various factors as defined in the previous section "Provision and Reserve for Loan Losses" are considered in determining the adequacy of the reserve.
     Loans, other than consumer, are generally placed on nonaccrual status when any portion of principal or interest is 90 days past due or collectibility is uncertain. Unless loans are in the process of collection, income recognized on consumer loans is discontinued and the loans are charged off after a delinquency of 90 days. At December 31, 1995 and 1994, loans in a nonaccrual or restructured status totaled approximately $28,000 and $171,000, respectively.
     Under the Corporation's policy a nonaccuring loan may be restored to accrual status when none of its principal and interest is due and unpaid and the Corporation expects repayment of the remaining contractual principal and interest or when it otherwise becomes well secured and in the process of collection.
     Nonperforming assets include loans on which interest is no longer accrued, loans classified as troubled debt
restructurings and foreclosed properties.    There were no
foreclosed properties held at the close of 1995 and 1994. Foreclosed properties held at the close of 1993 were $17,500. As shown in schedule C on page 16, loans on accrual status and past due 90 days or more have increased during 1995 by $48,000 from $113,000 in 1994 to $161,000 in
1995. The increase occurred in all loan types except installment loans. Total nonperforming loans and past due loans 90 days or more on an accrual status is considered very low by industry standards.


A.  The following table presents the year-end balances of loans, classified by type (in thousands):

                                                1995     1994     1993     1992     1991
                                             -------- -------- -------- -------- --------
Real estate loans:
  Construction and land development          $  5,032 $  3,684 $  1,925 $  2,416 $  3,293
  Secured by farmland                           1,032      872      716      745    1,189
  Secured by 1-4 family residential
    properties                                 47,332   43,458   42,194   39,985   37,098
  Secured by multi-family (5 or more)
    residential properties                        129       50       63       76       87
  Secured by nonfarm, nonresidential
    properties                                 31,083   26,412   27,946   23,094   22,210
Loans for purchasing or carrying securities        --       --       --       40       42
Loans to farmers                                2,529    2,173    1,768    2,066    2,458
Commercial and industrial loans                46,180   40,865   31,337   32,629   30,329
Loans to individuals for personal
  expenditures                                 40,936   35,512   35,358   28,928   26,168
Loans for nonrated industrial development
  obligations                                   1,901    2,155    2,528    3,666    4,462
All other loans                                    61      255       11      121       87
                                             -------- -------- -------- -------- --------
    Total loans                              $176,215 $155,436 $143,846 $133,766 $127,423
                                             ======== ======== ======== ======== ========

There were no foreign loans outstanding during any of the above periods.

 B. An analysis of the loan maturity and interest rate sensitivity is as follows:

                                      Remaining Maturities or First
                                         Repricing Opportunities
                                             (in thousands)


                                          Over 1      Over
                                1 Year    Year to     Five
                               or less    5 Years     Years       Total  Percent

Commercial, financial
    and agricultural          $ 46,194    $ 2,289    $1,319    $ 49,802      28%

Real estate construction         5,032         --        --       5,032       3%

Real estate mortgage            56,202     19,031     5,212      80,445      46%

Consumer                        15,668     25,268        --      40,936      23%
                              --------    -------    ------    --------
                              $123,096    $46,588    $6,531    $176,215  100.00%
                              ========    =======    ======    ========

Rate Sensitivity:

Pre-determined rate           $ 14,417    $27,239    $  771    $ 42,427      24%
Floating or adjustable rate    108,679     19,349     5,760     133,788      76%
                              --------    -------    ------    --------
                              $123,096    $46,588    $6,531    $176,215     100%
                              ========    =======    ======    ========

Percent                             70%        26%        4%        100%



  Certain short term loans and demand loans within the commercial, financial and agricultural classifications are anticipated to be curtailed prior to any renewal. Normally these loans are expected to be paid within one year and all such loans have been classified within the one year category. Any rollovers allowed depend upon the Bank's loan policy after a reappraisal of the borrower's creditworthiness at the date of maturity.


C.  Nonperforming loans and loans past due 90 days or more (in thousands, except ratios):

                                        1995     1994     1993     1992     1991
                                        ----     ----     ----     ----     ----
       Nonaccruing loans:
         Real Estate                     $12      $22     $138     $129     $165
         Commercial                       --       40       73      185      364
         Agricultural                     16       --       --       --       --
                                        ----     ----     ----     ----     ----
           Total nonaccruing loans        28       62      211      314      529

       Restructured loans:
         Commercial                       --      109      256      332      152
           Total restructured loans       --      109      256      332      152
                                        ----     ----     ----     ----     ----
             Total nonperforming loans   $28     $171     $467     $646     $681
                                        ====     ====     ====     ====     ====

       Loans on accrual status past
         due 90 days or more:
           Real Estate                   $23     $ --     $ --      $28      $85
           Installment                    95      112      108       61      235
           Revolving credit                6        1       --       --        2
           Commercial                     22       --       --       --       --
           Agricultural                   15       --       --       --       --
                                        ----     ----     ----     ----     ----
             Total past due loans       $161     $113     $108      $89     $322
                                        ====     ====     ====     ====     ====

       Asset Quality Ratios:
         Reserve for loan losses
           to year-end net loans        1.51%    1.53%    1.54%    1.61%    1.62%
         Nonperforming loans
           to year-end net loans         .02%     .11%     .34%     .50%     .56%
         Reserve for loan losses
           to nonperforming loans      94.62X   13.76X    4.61X    3.24X    2.94X


    At December 31, 1995, the Bank had no loan concentrations (loans to borrowers engaged in similar activities) which exceeded 10% of total loans, other than as shown in A on page 15.

     The total of nonperforming loans and loans past due 90 days or more at December 31, 1995 was $189,000, a decrease of $95,000 from the $284,000 shown at December 31, 1994. Total nonperforming loans and loans past due 90 days or more represent .1% of total loans at December 31, 1995 and .2% at December 31, 1994. The sizeable decline in nonperforming loans and loans past due 90 days or more from 1993 to the close of 1994 was due primarily to two large loans (one real estate and one commercial) that were returned to a current payment status in 1994 and in compliance with the guidelines of the Comptroller of the Currency and the Bank's loan policy.
     Management has in place an aggressive program to control loan delinquencies and the level of past due loans and nonperforming loans is considered to be within an acceptable range.


Summary of Loan Loss Experience

    An analysis of the reserve for loan losses is set forth in the following table (in thousands):


                                      1995      1994      1993      1992      1991
                                     ------    ------    ------    ------    ------
Balance at beginning of period       $2,353    $2,155    $2,094    $2,001    $1,895
                                     ------    ------    ------    ------    ------
Charge-offs:
  Commercial loans                       --         5        80        24         7
  Real estate loans                      --        14        11        23        15
  Installment loans                     240       112       113       119       145
                                     ------    ------    ------    ------    ------
                                        240       131       204       166       167
                                     ------    ------    ------    ------    ------
Recoveries:
  Commercial loans                       --        --        --        --        24
  Real estate loans                      --         4        --        --        --
  Installmemt loans                      60        53        51        29        35
                                     ------    ------    ------    ------    ------
                                         60        57        51        29        59
                                     ------    ------    ------    ------    ------
Net charge-offs                         180        74       153       137       108
Provision for loan losses               476       272       214       230       214
                                     ------    ------    ------    ------    ------
Balance at end of period             $2,649    $2,353    $2,155    $2,094    $2,001
                                     ======    ======    ======    ======    ======

Percent of net charge-offs
  to average net loans outstanding
  during the period                     .11%      .05%      .12%      .11%      .09%
                                     ======    ======    ======    ======    ======


    The reserve for loan losses is based upon the quality of loans as determined by management taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. At the time that collection of the outstanding balance of specific loans together with related interest is considered doubtful, such loans are placed in a nonaccruing status.

Deposits

     The following table presents the average amount of deposits and the average rate paid on those deposits for the past 3 years (in thousands):


                                                1995                    1994                    1993

                                          Average   Average       Average   Average       Average   Average
                                           Amount    Rate          Amount    Rate          Amount    Rate
Demand deposits - non-interest bearing   $ 28,679      -- %      $ 25,235      -- %      $ 23,375      -- %
Demand deposits - interest bearing         33,763    2.98          30,918    2.43          30,141    2.64
Money market                               16,318    3.21          19,736    2.59          21,755    2.72
Savings                                    50,627    3.01          56,870    2.77          58,538    3.20
Time                                       98,394    5.29          80,886    4.32          79,632    4.72

                                         $227,781    4.15%       $213,645    3.36%       $213,441    3.69%


_____________________________________________________________________________

Certificates of Deposit


Certificates of deposit at the end of 1995 in amounts of $100,000 or more were classified by maturity as follows (in thousands):

3 months or less           $ 6,590
Over 3 through 6 months      3,338
Over 6 through 12 months     3,881
Over 12 months               9,767

                           $23,576

______________________________________________________________________________

Return on Shareholders' Investment and Assets

     The following table presents certain rates of return and percentages for the past 3 years:

                                             1995           1994        1993

Return on average assets                     1.49%          1.43%       1.36%
Return on average shareholders' investment  12.32%         11.64%      11.96%
Dividend payout                             33.41%         50.95%      34.15%
Average shareholders' investment to
  average assets                            12.13%         12.29%      11.37%


Impact of Inflation and Changing Prices

     The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets. Due to this fact, the effects of inflation on the Corporation's balance sheet are minimal, meaning that there are no substantial increases or decreases in net purchasing power over time. The most significant effect of inflation is on other expenses which tend to rise during periods of general inflation.
     Management feels that the most significant impact on financial results is changes in interest rates and the Corporation's ability to react to those changes. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.




                            QUARTERLY FINANCIAL RESULTS
                      (in thousands, except per share amounts)
                  American National Bankshares Inc. and Subsidiary



                                       Fourth    Third     Second    First
                                       Quarter   Quarter   Quarter   Quarter
                                       -------   -------   -------   -------
             1995
             ----
Interest Income                        $5,589    $5,069    $4,645    $4,444
Interest Expense                        2,585     2,251     1,941     1,786
                                       ------    ------    ------    ------
  Net Interest Income                   3,004     2,818     2,704     2,658
Provision for Loan Losses                 102       160       121        93
                                       ------    ------    ------    ------
  Net Interest Income After Provision   2,902     2,658     2,583     2,565
Non-Interest Income                       435       525       488       479
Non-Interest Expense                    2,072     1,547     1,583     1,566
                                       ------    ------    ------    ------
  Income Before Income Tax Provision    1,265     1,636     1,488     1,478
Income Tax Provision                      413       513       449       469
                                       ------    ------    ------    ------
  Net Income                           $  852    $1,123    $1,039    $1,009
                                       ======    ======    ======    ======

Per Common Share:
  Net Income                           $  .36    $  .47    $  .43    $  .42
  Cash Dividends                       $  .29    $   --    $  .27    $   --



             1994
             ----

Interest Income                        $4,304    $4,081    $3,842    $3,830
Interest Expense                        1,703     1,579     1,540     1,552
                                       ------    ------    ------    ------
  Net Interest Income                   2,601     2,502     2,302     2,278
Provision for Loan Losses                  83        90        45        54
                                       ------    ------    ------    ------
  Net Interest Income After Provision   2,518     2,412     2,257     2,224
Non-Interest Income                       558       422       489       417
Non-Interest Expense                    1,666     1,496     1,471     1,486
                                       ------    ------    ------    ------
  Income Before Income Tax Provision    1,410     1,338     1,275     1,155
Income Tax Provision                      451       440       394       360
                                       ------    ------    ------    ------
  Net Income                           $  959    $  898    $  881    $  795
                                       ======    ======    ======    ======

Per Common Share:
  Net Income                           $  .40    $  .37    $  .37    $  .33
  Cash Dividends                       $  .50    $   --    $  .25    $   --



                                           19

MANAGEMENT'S REPORT ON
FINANCIAL STATEMENTS




     The following consolidated financial statements and related notes to consolidated financial statements of American National Bankshares Inc. and Subsidiary were prepared by Management which has the primary responsibility for the integrity of the financial information. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on Management's best estimates and judgement. Financial information elsewhere in this Annual Report is presented on a basis consistent with that in the financial statements.
     In meeting its responsibility for the fair presentation of the financial statements, Management relies on the Corporation's comprehensive system of internal accounting controls. This system provides reasonable assurance that assets are safeguarded and transactions are recorded to permit the preparation of appropriate financial information.
The system of internal controls is characterized by an effective control-oriented environment within the
Corporation which is augmented by written policies and procedures, internal audits and the careful selection and training of qualified personnel.
     The functioning of the accounting system and related internal accounting controls is under the general oversight of the Audit Committee of the Board of Directors which is comprised of three outside directors. The accounting system and related controls are reviewed by an extensive program of internal audits. The Audit Committee meets regularly with the internal auditors to review their work and ensure that they are properly discharging their responsibilities. In addition, the Committee reviews and approves the scope and timing of the internal audits and any findings with respect to the system of internal controls. The Audit Committee also meets periodically with representatives of Arthur
Andersen LLP, the Corporation's independent public accountants, to discuss the results of their audit as well as other audit and financial matters. Reports of examinations conducted by the Office of the Comptroller of the Currency are also reviewed by the committee members.
     The responsibility of Arthur Andersen LLP is limited to an expression of their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.


                              Charles H. Majors
                              President and Chief
                     			      Executive Officer


                              David Hyler
                              Senior Vice-President,
                              Secretary & Treasurer

- -----------------------------------------------------------------------------

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS




To the Shareholders and the Board of Directors of American National Bankshares Inc.:

     We have audited the accompanying consolidated balance sheets of American National Bankshares Inc. (a Virginia corporation) and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' investment and cash flows for each of the three years in the period ended December 31, 1995.
These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American National
Bankshares Inc. and Subsidiary as of December 31, 1995 and
1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




Arthur Andersen LLP
Greensboro, North Carolina,
March 14, 1996.

                                      20




           CONSOLIDATED BALANCE SHEETS -- December 31, 1995 and 1994
               American National Bankshares Inc. and Subsidiary

ASSETS                                                               1995               1994
Cash and due from banks .......................................$     9,533,586    $    9,177,088
Federal funds sold ............................................      1,100,000         4,650,000
Interest-bearing deposits in other banks.......................        127,967         1,585,961
Investment securities:
  Securities available for sale (at market value)..............     44,080,318         2,764,680
  Securities held to maturity (market value of $65,763,472
    in 1995 and $74,466,613 in 1994)...........................     65,222,646        76,486,213
                                                                ---------------    --------------
      Total investment securities..............................    109,302,964        79,250,893
                                                                ---------------    --------------
Loans .........................................................    176,215,261       155,435,934
  Less--
    Unearned income............................................       -751,360        -1,956,678
    Reserve for loan losses....................................     -2,649,401        -2,353,411
                                                                ---------------    --------------
        Net loans..............................................    172,814,500       151,125,845
                                                                ---------------    --------------
Federal Reserve Bank stock, Federal Home Loan Bank
    stock and other, at cost...................................        962,800           944,600
Bank premises and equipment, at cost, less accumulated
  depreciation of $4,631,517 in 1995 and $4,239,886 in 1994....      3,948,493         3,401,759
Accrued interest receivable and other assets...................      7,292,549         3,632,185
                                                                ---------------    --------------
        Total assets...........................................$   305,082,859    $  253,768,331
                                                                ===============    ==============
LIABILITIES and SHAREHOLDERS' INVESTMENT

Liabilities:
  Demand deposits -- non-interest bearing......................$    31,862,593    $   27,827,503
  Demand deposits -- interest bearing..........................     38,439,165        31,773,232
  Money market deposits........................................     17,550,117        21,915,675
  Savings deposits.............................................     50,981,782        54,028,591
  Time deposits ...............................................    120,996,210        80,315,772
                                                                ---------------    --------------
        Total deposits.........................................    259,829,867       215,860,773
                                                                ---------------    --------------
  Repurchase agreements........................................      9,572,035         6,104,795
  Accrued interest payable and other liabilities...............      1,555,623         1,017,091
        Total liabilities......................................    270,957,525       222,982,659
Shareholders' investment:                                       ---------------    --------------
  Preferred stock, $5 par, 200,000 shares authorized,
    none outstanding...........................................          --                 --
  Common stock, $1 par, 3,000,000 shares authorized,
    2,400,000 shares outstanding...............................      2,400,000         2,400,000
  Capital in excess of par value...............................      5,400,000         5,400,000
  Retained earnings............................................     25,693,188        23,014,313
  Net unrealized gains (losses)................................        632,146           -28,641
                                                                ---------------    --------------
        Total shareholders' investment.........................     34,125,334        30,785,672
                                                                ---------------    --------------
        Total liabilities and shareholders' investment.........$   305,082,859    $  253,768,331
                                                                ===============    ==============


 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.
                                                      21



                             CONSOLIDATED STATEMENTS of INC0ME
                    FOR the YEARS ENDED DECEMBER 31, 1995, 1994 and 1993
                      American National Bankshares Inc. and Subsidiary

                                                      1995            1994            1993
Interest Income:
  Interest and fees on loans....................$   15,008,441  $   11,797,860  $   10,606,879
  Interest on federal funds sold and other......       158,734         171,167         321,534
  Income on investment securities:
    U. S. Government............................     3,860,228       3,203,707       3,710,226
    Federal agencies............................       148,593         272,729         622,617
    State and municipal (tax-exempt)............       570,870         610,851         656,374
    Other investments...........................           550             550             550
                                                  -------------   -------------   -------------
      Total interest income.....................    19,747,416      16,056,864      15,918,180
                                                  -------------   -------------   -------------
Interest Expense:
  Interest on deposits:
    Demand......................................     1,007,187         751,388         796,821
    Money market................................       524,306         510,267         591,229
    Savings.....................................     1,523,570       1,577,452       1,870,521
    Time........................................     5,201,062       3,494,147       3,755,283
  Interest on federal funds purchased and
    repurchase agreements.......................       307,014          41,033           3,387
                                                  -------------   -------------   -------------
      Total interest expense....................     8,563,139       6,374,287       7,017,241
                                                  -------------   -------------   -------------
Net Interest Income.............................    11,184,277       9,682,577       8,900,939
Provision for Loan Losses.......................       475,630         271,802         213,500
Net Interest Income After Provision               -------------   -------------   -------------
  For Loan Losses...............................    10,708,647       9,410,775       8,687,439
                                                  -------------   -------------   -------------
Non-Interest Income:
  Trust department income.......................     1,343,015       1,396,072       1,469,727
  Service charges on deposit accounts...........       361,336         278,807         256,071
  Non-deposit fees and insurance commissions....        93,481         103,713          80,090
  Other income..................................       128,436         107,266          64,660
                                                  -------------   -------------   -------------
      Total non-interest income.................     1,926,268       1,885,858       1,870,548
                                                  -------------   -------------   -------------
Non-Interest Expense:
  Salaries......................................     2,991,094       2,767,447       2,753,944
  Pension and other employee benefits...........       843,369         683,386         472,440
  Occupancy and equipment expense...............       870,630         870,545         830,645
  FDIC insurance expense........................       253,039         484,337         469,690
  Postage and printing..........................       247,526         237,108         254,519
  Other expenses................................     1,562,382       1,076,129         991,009
                                                  -------------   -------------   -------------
      Total non-interest expense................     6,768,040       6,118,952       5,772,247
                                                  -------------   -------------   -------------
Income Before Income Tax Provision..............     5,866,875       5,177,681       4,785,740
Income Tax Provision............................     1,844,000       1,645,000       1,483,000
                                                  -------------   -------------   -------------
Net Income......................................$    4,022,875  $    3,532,681  $    3,302,740
Net Income Per Common Share, based on             =============   =============   =============
  2,400,000 shares outstanding..................         $1.68           $1.47           $1.38

             The accompanying notes to consolidated financial statements are an integral part of these statements.


                                   CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS' INVESTMENT
                                                FOR the YEARS ENDED DECEMBER 31, 1995, 1994 and 1993
                                       American National Bankshares Inc. and Subsidiary

                                                 Common Stock             Capital in                      Net            Total
                                                                          Excess of      Retained      Unrealized    Shareholders'
                                              Shares        Amount        Par Value      Earnings     Gains (Losses)  Investment
Balance, December 31, 1992.................  2,400,000  $  2,400,000    $  5,400,000  $  19,106,892 $      --       $  26,906,892

Net income.................................     --            --              --          3,302,740        --           3,302,740

Cash dividends, at $.47 per share..........     --            --              --         -1,128,000        --          -1,128,000
                                           ------------  ------------    ------------  -------------  ------------   -------------
Balance, December 31, 1993.................  2,400,000  $  2,400,000    $  5,400,000  $  21,281,632 $      --       $  29,081,632

Net income.................................     --            --              --          3,532,681        --           3,532,681

Cash dividends, at $.75 per share..........     --            --              --         -1,800,000        --          -1,800,000

Net unrealized loss........................     --            --              --            --            -28,641         -28,641
                                           ------------  ------------    ------------  -------------  ------------   -------------
Balance, December 31, 1994.................  2,400,000  $  2,400,000    $  5,400,000  $  23,014,313 $     -28,641   $  30,785,672

Net income.................................     --            --              --          4,022,875        --           4,022,875

Cash dividends, at $.56 per share..........     --            --              --         -1,344,000        --          -1,344,000

Net unrealized gain........................     --            --              --            --            660,787         660,787
                                           ------------  ------------    ------------  -------------  ------------   -------------
Balance, December 31, 1995.............      2,400,000  $  2,400,000    $  5,400,000  $  25,693,188 $     632,146   $  34,125,334
                                           ============  ============    ============  =============  ============   =============

                                          23

                                                 CONSOLIDATED STATEMENTS of CASH FLOWS
                                          FOR the YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                            American National Bankshares Inc. and Subsidiary

                                                                           1995           1994            1993
Cash Flows from Operating Activities:
  Interest received.............................................. $   18,779,282  $   16,004,339  $   16,392,487
  Fees and commissions received..................................      1,910,184       1,826,504       2,105,099
  Interest paid..................................................     -8,306,940      -6,359,202      -7,064,332
  Cash paid to suppliers and employees...........................     -6,106,248      -5,723,550      -5,388,813
  Income taxes paid..............................................     -1,900,517      -1,686,255      -1,736,707
                                                                   --------------  --------------  --------------
  Net cash provided by operating activities......................      4,375,761       4,061,836       4,307,734
                                                                   --------------  --------------  --------------
Cash Flows from Investing Activities:
  Acquisition of branch operations...............................     30,716,425           --              --
  Proceeds from maturities and sales of investment securities....     28,085,119      39,803,176      37,252,284
  Purchase of investment securities and corporate stock..........    -57,278,228     -28,174,861     -35,815,616
  Proceeds from maturing interest-bearing deposits in
    other banks..................................................      1,457,994       2,000,000           --
  Interest-bearing deposits made in other banks..................          --            -86,874      -1,498,725
  Net increase in loans made to customers........................    -20,015,489     -13,520,859     -10,150,260
  Capital expenditures...........................................       -453,663        -623,829        -363,823
                                                                   --------------  --------------  --------------
  Net cash used by investing activities..........................    -17,487,842        -603,247     -10,576,140
                                                                   --------------  --------------  --------------
Cash Flows from Financing Activities:
  Net (decrease) increase in demand, money market and
    savings deposits.............................................    -12,166,014      -3,813,729       8,188,100
  Net increase (decrease) in certificates of deposit.............     19,961,353       2,019,545      -2,972,016
  Net increase in repurchase agreements..........................      3,467,240       6,104,795           --
  Dividends paid.................................................     -1,344,000      -1,800,000      -1,128,000
                                                                   --------------  --------------  --------------
  Net cash provided by financing activities......................      9,918,579       2,510,611       4,088,084
                                                                   --------------  --------------  --------------
Net (Decrease) Increase In Cash And Cash Equivalents........          -3,193,502       5,969,200      -2,180,322

Cash And Cash Equivalents At Beginning Of Year...........             13,827,088       7,857,888      10,038,210
                                                                   --------------  --------------  --------------
Cash And Cash Equivalents At End Of Year......................... $   10,633,586  $   13,827,088  $    7,857,888
                                                                   ==============  ==============  ==============
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
  Net income..................................................... $    4,022,875  $    3,532,681  $    3,302,740
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization................................        512,114         455,349         393,941
    Provision for loan losses....................................        475,630         271,802         213,500
    Provision (benefit) for deferred income taxes................        -50,000        -125,000          40,525
    (Increase) decrease in accrued interest receivable and
      other assets...............................................     -1,021,840        -121,627         630,592
    Increase (decrease) in interest payable and other
      liabilites.................................................        436,982          48,631        -273,564
                                                                   --------------  --------------  --------------
  Net cash provided by operating activities...................... $    4,375,761  $    4,061,836  $    4,307,734
                                                                   ==============  ==============  ==============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                   Notes To Consolidated Financial Statements
                       December 31, 1995, 1994 and 1993

                 American National Bankshares Inc. and Subsidiary




1. Summary of Accounting Policies:


Consolidation

     The consolidated financial statements include the amounts and results of operations of American National Bankshares Inc. (the Corporation) and its wholly-owned subsidiary, American National Bank and Trust Company (the
Bank). The Bank offers a wide variety of retail, commercial and trust banking services through its offices located in the trade area of the City of Danville, Virginia and the County of Pittsylvania. All significant intercompany transactions and accounts are eliminated in consolidation.


Investment Securities

     In 1993, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in one of three categories: held to maturity, available for sale and trading.
     Debt securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. Gains or losses realized from the sale of any securities held to maturity would be determined by specific identification and would be included in non-interest income.
     Securities which may be used to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital and investment requirements, or unforeseen changes in market conditions, including interest rates, market values or inflation rates, are classified as available for sale. Securities available for sale are reported at estimated fair value, with unrealized gains and losses reported as a separate component of shareholders' investment, net of tax. Gains or losses realized from the sale of securities available for sale are determined by specific identification and are included in non-interest income.
     Trading account securities, of which none were held on December 31, 1995, are reported at fair value. Market adjustments, fees, gains or losses and income earned on trading account securities are included in non-interest income. Gains or losses realized from the sale of trading securities are determined by specific identification and are included in non-interest income.
     During the fourth quarter of 1995, the Bank transferred $2,631,000 of securities which were previously classified as held to maturity under SFAS No. 115 to the available for sale category. The Financial Accounting Standards Board
(FASB) provided enterprises the opportunity to make a one time reassessment of the classification of all investment securities held at that time, such that the reclassification of any security from the held to maturity category would not call into question the enterprise's intent to hold other debt securities to maturity in the future. Management anticipates that this classification will allow more flexibility in the day-to-day management of the overall portfolio than the prior classifications.


Loans

     Loans are stated at the principal amount outstanding, net of unearned income. Mortgage and commercial loans accrue interest on the unpaid balance of the loans.
Consumer installment loans made prior to April 1, 1994 earn interest on the level yield method based on the daily outstanding balance. Consumer loans made subsequent to April 1, 1994 accrue interest on the unpaid balance of the loans. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method.


Reserve for Loan Losses

     The reserve for loan losses is an estimate of losses inherent in the loan portfolio as determined by management taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become reasonably estimable.


Bank Premises and Equipment
     Additions and major replacements are added to bank premises and equipment at cost. Maintenance and repair costs are charged to expense when incurred. Premises and equipment are depreciated over their estimated useful lives using primarily accelerated methods.


Income and Expense Recognition

     The Bank utilizes the accrual method of accounting in recognizing items of income and expense.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Statement of Cash Flows

     Cash and cash equivalents include cash and amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.


Income Taxes

     Deferred income taxes have been provided where different accounting methods have been used for reporting income for income tax and for financial reporting purposes.


New Accounting Pronouncements

     During 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and to be disposed of. The statement requires such assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any resulting impairment loss is required to be reported in the period in which the recognition criteria are first applied and met. The Bank adopted the provisions of the statement on January 1, 1996. The implementation did not have a material impact on the consolidated financial position or consolidated results of operations.
     During 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" and SFAS No. 123, "Accounting for Stock Based Compensation". The Bank adopted the provisions of these statements on January 1, 1996. The adoption of these statements did not have a material impact on the Bank's consolidated financial position or consolidated results of operations.


2.   Parent Company Financial Information:

     Condensed parent company financial information is as follows (in thousands):

                                   As of December 31
Condensed Balance Sheets             1995      1994
     Assets:
       Investment in Subsidiary    $34,102   $30,761
       Other Assets                     23        25
          Total Assets             $34,125   $30,786
                                   =======   =======
     Shareholders' Investment      $34,125   $30,786
                                   =======   =======


                                             For the Year Ended
                                                  December 31
     Condensed Statements of Income           1995      1994      1993

     Dividends from Subsidiary               $1,344    $1,805    $1,128
     Expenses                                    (1)       (1)       (1)
     Income Before Equity in Undistributed
       Earnings of Subsidiary                 1,343     1,804     1,127
     Equity in Undistributed Earnings
       of Subsidiary                          2,680     1,729     2,176
     Net Income                              $4,023    $3,533    $3,303
                                             ======    ======    ======

                                                  For the Year Ended
                                                     December 31
     Condensed Statements of Cash Flows       1995      1994      1993
     Cash provided by dividends received
       from Subsidiary                       $1,344    $1,805    $1,128
     Cash used for payment of dividends      (1,344)   (1,800)   (1,128)
     Other                                       (1)       (1)       (1)
     Net increase (decrease) in cash         $   (1)   $    4    $   (1)
                                             =======   =======   =======


3.  Mergers and Acquisitions

     On March 14, 1996, the Corporation completed the acquisition of Mutual Savings Bank, F.S.B. (Mutual) upon the approval of the shareholders of each company. The Corporation exchanged approximately 879,805 common shares, at an exchange ratio of .705 of a share of the Corporation's common stock, for each of Mutual's 1,248,100 common shares.
     The transaction will be accounted for as a pooling of interests. The financial position and results of operations of the Corporation and Mutual will be combined and the fiscal year of Mutual will be conformed to the Corporation's fiscal year. In addition, all prior periods presented will be restated to give effect to the merger.
     The following unaudited presentation reflects key line items on an historical basis for the Corporation and Mutual and on a proforma combined basis assuming the merger was effective for the periods presented

(in thousands, except per share data):

                         American National   Mutual Savings      Proforma
                          Bankshares Inc.    Bank, F.S.B.        Combined
     1995
     Net interest income      $11,184             $3,120         $14,304
     Net income                 4,023                993           5,016
     Net income per share        1.68                .82            1.54

     1994
     Net interest income      $ 9,683             $3,119         $12,802
     Net income                 3,533                976           4,509
     Net income per share        1.47                .81            1.39

     1993
     Net interest income      $ 8,901             $3,392         $12,293
     Net income                 3,303              1,262           4,565
     Net income per share        1.38               1.06            1.41

     In conjunction with the merger, certain material, non-recurring adjustments will be recorded. These adjustments include recording the Federal tax liability associated with Mutual's prior untaxed loan loss reserves. Based on a marginal tax rate of 34% and Mutual's loan loss reserve of $3,158,000 at September 30, 1995, the impact of this adjustment will result in additional income tax provision of approximately $1,074,000. Additionally, legislation was proposed during the third quarter of 1995 that would result in the payment of a one-time assessment by financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF). As a result of the merger with Mutual, approximately 26% of the Bank's deposits will be SAIF-insured. The one-time assessment rate, to be determined by the Federal Deposit Insurance Corporation, is expected to be $.80 per $100 of deposits. Commercial banks with SAIF-insured deposits acquired from thrifts will likely be allowed a reduction of 20% of the assessment base. This adjustment would be available only to banks with less than 50% of their total deposits in the SAIF. The pretax impact of this one-time assessment on the Bank is not expected to exceed $500,000. The Bank will record this expense when the legislation is enacted.

     Subsequent to year-end, the shareholders of the Corporation approved an amendment to the articles of incorporation to increase the number of authorized shares of the Corporation's common stock from 3,000,000 shares to 10,000,000 shares.

     In August 1995, The Corporation acquired the branch office of Crestar Bank in Gretna, Virginia. In addition to the branch facilities at Gretna, the Corporation acquired $2,150,000 in loans and assumed deposits of $36,295,000. This transaction was accounted for as a purchase.


4.  Investment Securities:

     The amortized cost and estimated fair value of investments in debt securities at December 31, 1995 and 1994 were as follows (in thousands):



                                                 1995
                              __________________________________________

                              Amortized       Unrealized       Estimated
                                 Cost      Gains    Losses     Fair Value
                              ---------   ------    ------     ----------

Securities held to maturity:
  U.S. Government             $ 54,347    $  306    $   -70    $ 54,583
  Federal Agencies               2,653        15        -17       2,651
  State & Municipal              8,213       325        -19       8,519
  Other                             10        --       --            10
                              --------    ------    --------   --------
   Total securities held
     to maturity                65,223       646       -106      65,763
                              --------    ------    --------   --------

Securities available for sale:
  U.S. Government               38,783       848       --        39,631
  State & Municipal              4,339       110       --         4,449
                              --------    ------    --------   --------
   Total securities
     available for sale         43,122       958       --        44,080
                              --------    ------    --------   --------
  Total securities            $108,345    $1,604    $  -106    $109,843
                              ========    ======    ========   ========



                                                 1994
                              __________________________________________

                              Amortized       Unrealized       Estimated
                                 Cost      Gains    Losses     Fair Value
                              ---------   ------    ------     ----------

Securities held to maturity:
  U.S. Government             $ 63,187    $    5    $-1,648    $ 61,544
  Federal Agencies               2,809        --       -189       2,620
  State & Municipal             10,480       103       -291      10,292
  Other                             10        --         --          10
                              --------    ------    -------    --------
   Total securities held
     to maturity                76,486       108     -2,128      74,466
                              --------    ------    -------    --------

Securities available for sale:
  U.S. Government                2,794       --         -29       2,765
  State & Municipal                 --       --          --          --
                              --------    ------    -------    --------
   Total securities
     available for sale          2,794      --          -29       2,765
                              --------    ------    -------    --------
  Total securities            $ 79,280    $  108    $-2,157    $ 77,231
                              ========    ======    =======    ========



     The amortized cost and estimated fair value of investments in debt securities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Held to Maturity                    Available for Sale

                                   Amortized          Estimated           Amortized        Estimated
                                      Cost           Fair Value             Cost          Fair Value

Due in one year or less                  $30,402          $30,477     $      --       $       --

Due after one year through
       five years                         28,975           29,178             38,783            39,631

Due after five years through
       ten years                           5,647            5,898                824               909

Due after ten years                          199              210              3,515             3,540
                               ------------------  ---------------      -------------   ---------------
                                         $65,223          $65,763            $43,122           $44,080
                               ==================  ===============      =============   ===============



     Proceeds from calls exercised by the issuers of investments in debt securities were $545,000 in 1995 and $5,405,000 in 1994. Proceeds from sales of investments in debt securities were $6,980,000 in 1995.

The Bank recognized losses of $22,000 on sales of securities during 1995.
There were no sales in 1994 or 1993.
     Investment securities with a book value of approximately $19,382,000 at December 31, 1995 were pledged to secure deposits of the U. S. Government, state and political sub-divisions and for other purposes as required by law. Of this amount, $11,387,000 was pledged to secure repurchase agreements.


5.  Loans:

     Outstanding loans at December 31, 1995 and 1994 were composed of the following (in thousands):

                                                      1995             1994
Real Estate loans:
  Construction and land development                $  5,032         $  3,684
  Secured by farmland                                 1,032              872
  Secured by 1 - 4 family residential properties     47,332           43,458
  Secured by multi-family (5 or more)
    residential properties                              129               50
  Secured by nonfarm, nonresidential properties      31,083           26,412
Loans to farmers                                      2,529            2,173
Commercial and industrial loans                      46,180           40,865
Loans to individuals for personal expenditures       40,936           35,512
Loans for nonrated industrial development
  obligations                                         1,901            2,155
All other loans                                          61              255
    Total loans                                    $176,215         $155,436
                                                   ========         ========

     Loans, other than consumer, are generally placed on nonaccrual status when any portion of principal or interest is 90 days past due or collectibility is uncertain. Unless loans are in the process of collection, income recognition on consumer loans is discontinued and the loans are charged off after a delinquency of 90 days. At December 31, 1995, 1994 and 1993, loans in a nonaccrual or restructured status totaled approximately $28,000, $171,000 and $467,000, respectively.
     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. For the years 1995, 1994 and 1993, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, if all such loans had been accruing interest at the original contractual rate, was $1,000, $20,000 and $59,000, respectively. No interest payments were recorded in 1995 or 1994 as interest income for all such nonperforming loans.
     Under the Corporation's policy a nonaccruing loan may be restored to accrual status when none of its principal and interest is due and unpaid and the Corporation expects repayment of the remaining contractual principal and interest or when it otherwise becomes well secured and in the process of collection.
     As of January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". SFAS No. 114, as amended, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral-dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. The Bank had previously measured the reserve for loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional reserve for loan losses was required as of January 1, 1995.
     For purposes of applying SFAS No. 114, commercial loans on nonaccrual status are evaluated for impairment on an individual basis. Management assesses the current economic condition and the historical repayment patterns of the creditor in determining whether delays in repayment on the loans are considered to be insignificant shortfalls or indicators of impairment. Those loans for which management considers it probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement are considered to be impaired. All loans made by the Bank other than commercial loans are excluded from the scope of SFAS No. 114 as they are considered smaller-balance homogeneous loans that are collectively evaluated for impairment. Interest income is recognized on impaired loans in the same manner as loans on nonaccrual status.
     During 1995, the Bank did not identify any loans as impaired.
     The loan portfolio is concentrated primarily in the immediate geographic region which is the Corporation's trade area consisting of the City of Danville and Pittsylvania County, Virginia. There were no concentrations of loans to any individual, group of individuals, businesses or industry that exceeded 10% of the outstanding loans at December 31, 1995.

     An analysis of the reserve for loan losses is as follows (in thousands):

                                     1995       1994      1993
     Balance, beginning of year    $2,353     $2,155    $2,094
     Provision for loan losses
       charged to expense             476        272       214
     Charge-offs                     (240)      (131)     (203)
     Recoveries                        60         57        50
     Balance, end of year          $2,649     $2,353    $2,155
                                   ======     ======    ======

6.  Time Deposits:

     Included in time deposits are certificates of deposit in denominations of $100,000 or more totaling $23,576,000, $13,809,000 and $12,744,000 at December
31, 1995, 1994 and 1993, respectively. Interest expense on such deposits during 1995, 1994 and 1993 was $648,000, $390,000 and $395,000, respectively.


7.  Income Taxes:

     The components of the Corporation's net deferred tax assets as of December 31, 1995 and December 31, 1994, were as follows (in thousands):

                                        December 31          December 31
                                           1995                  1994
     Deferred tax assets:
     Reserve for loan losses            $     697                $596
     Deferred compensation                    184                 144
     Other                                     47                  46
                                              928                 786
     Valuation allowance                     (194)               (152)
                                              734                 634
     Deferred tax liabilities:
       Net unrealized gains                   326                  --
       Prepaid pension                         91                  89
       Other                                   80                  32
                                              497                 121
     Net deferred tax asset             $     237                $513
                                             ====                 ===

The provision for income taxes consists of the following (in thousands):

                                          For Years Ended
                                            December 31
                                     1995       1994        1993
Taxes currently payable            $1,894     $1,770      $1,442
Deferred tax provision (benefit)      (50)      (125)         41
                                   $1,844     $1,645      $1,483
                                   ======     ======      ======

The effective rates of the provision differ from the statutory federal income tax rates due to the following items:
                                     1995       1994      1993
Federal statutory rate               34.0%      34.0%     34.0%
     Non-taxable interest income     (3.5)      (3.2)     (5.4)
      Other                            .9        1.0       2.4
                                     31.4%      31.8%     31.0%
                                     ====       ====      ====


8.  Commitments and Contingent Liabilities:

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the consolidated balance sheets. The extent of the Bank's involvement in various commitments or contingent liabilities is expressed by the contract or notional amounts of such instruments.
     Commitments to extend credit, which amounted to $32,226,000 and $34,150,000 at December 31, 1995 and 1994, represent legally binding agreements to lend to a customer with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.
     Commitments to purchase securities when issued amounted to $3,250,000 at December 31, 1995. There were no commitments to purchase securities at the close of 1994.
     Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. At December 31, 1995 and 1994 the Bank had $632,000 and $672,000 in outstanding standby letters of credit.
     Management and the Corporation's counsel are not aware of any pending litigation against the Corporation and believe that there are no contingent liabilities outstanding that will result in a material adverse effect on the Corporation's consolidated financial position and consolidated results of operations.
     The Bank is a member of the Federal Reserve System and is required to maintain certain levels of its cash and due from bank balances as reserves based on regulatory requirements. At December 31, 1995, this reserve requirement was approximately $2,646,000.


9.  Related Party Transactions:

     The Directors provide the Bank with substantial amounts of business, and many are among its largest depositors and borrowers. The total amount of loans outstanding to the executive officers, directors and their business interests was $13,845,000, $12,527,000, and $8,908,000 at December 31, 1995, 1994 and
1993, respectively. The maximum amount of loans outstanding to the officers, directors and their business interests at any month-end during 1995, 1994 and 1993 was approximately 8.3% of gross loans. Management believes that all such loans are made on substantially the same terms, including interest rates, as those prevailing at the time for comparable loans to similar, unrelated borrowers, and do not involve more than a normal risk of collectibility.

As of December 31, 1995, none of these loans were restructured, nor were any related party loans charged off during 1995. An analysis of these loans for 1995 is as follows (in thousands):

 Balance, beginning of year       $12,527
 Additions                         23,545
 Repayments                       (21,607)
 Other changes (related to
   changes in directors'
   related party interests)         (620)
 Balance, end of year             $13,845
                                   ======


10.  Employee Benefit Plans:

     The Bank's retirement plan is a non-contributory defined benefit pension plan which covers substantially all employees of the Bank who are 21 years of age or older and who have had at least one year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

     The following table sets forth the plan's funded status as of December 31, 1995 and 1994 (in thousands):

                                                    1995      1994
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $2,190 in 1995 and
    $1,969 in 1994                                $(2,218)   $(1,986)
                                                  =======    =======
Projected benefit obligation at December 31       $(3,100)   $(3,032)
Plan assets at fair value                           3,271      2,700
Plan assets greater than (less than) projected
     benefit obligation                              171       (332)
Unrecognized net asset, at date of adoption,
  being recognized over 16.4 years                    (91)      (103)
Unrecognized net loss                                 447        698
Unrecognized prior service cost                      (264)       --
Prepaid pension cost included in other assets     $   263    $   263
                                                  =======    =======

     Net periodic pension cost for 1995 and 1994, based on the above valuation included the following components (in thousands):

                                                    1995      1994
     Service cost - benefits earned during
       the period                                   $106      $127
     Interest cost on projected benefit
       obligation                                    169       164
     Actual return (gain) loss on plan assets       (752)      (56)
     Net amortization and deferral                   662       (85)
     Net periodic pension cost                      $185      $150
                                                    ====      ====

     During 1995 and 1994, a rate of increase in future compensation levels of 4.0%, and a discount rate of 6.0% were used in determining the actuarial present value of the projected benefit obligation. The expected long-term rate of return on assets was 6.25% in 1995 and 1994.
     Pension plan cost was $185,000, $150,000, and $51,000 for years 1995, 1994 and 1993, respectively. Additional pension expense of $95,000 was recognized in 1994 related to lump-sum settlements of accrued benefit obligations.
     Presently the Bank has no postretirement benefits that are not charged to expense during the years that the employees render service.
     A non-contributory deferred compensation plan was adopted in 1982 by the Board of Directors of the Bank which covers certain key executives. This plan is being funded primarily by insurance and the expense is provided on a current basis.
     A 401-(k) savings plan was adopted in 1995 which covers substantially all full-time employees of the Bank who have at least one year of service. The Bank matches a portion of the contribution made by employee participants. The Bank's 1995 contribution of $41,000 is included in pension and other employee benefits expense for the year ended December 31, 1995.


11. Dividend Restrictions and Capital:

     The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank's net income, as defined, for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can distribute as dividends, without the approval of the Comptroller of the Currency, $4,409,000 plus an additional amount equal to the Bank's net income for 1996 up to the date of any dividend declaration.
     The Bank is required by the Federal Reserve Board and the Comptroller of the Currency to maintain certain capital to assets ratios. At December 31, 1995 and 1994 these ratios were above the minimums prescribed for holding companies and banks.

12. Fair Value of Financial Instruments:

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):
                                      December 31, 1995     December 31, 1994
                                     Carrying       Fair   Carrying       Fair
                                       Amount      Value     Amount      Value
Financial assets:
  Cash and federal funds sold       $  10,634  $  10,634  $  13,827  $  13,827
  Investment securities               109,303    109,843     79,251     77,231
  Other                                 1,091      1,074      2,530      2,530
  Loans, net                          172,815    179,089    151,126    150,608

Financial liabilities:
  Deposits                          $(259,830) $(259,952) $(215,861) $(216,841)
  Repurchase agreements                (9,752)    (9,572)    (6,105)    (6,100)

Unrecognized financial instruments:
  Commitments to extend credit      $ (32,226)       --   $ (34,150)       --
  Standby letters of credit              (632)      (10)       (672)       (11)

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:


Cash and federal funds sold

     For short-term instruments, the carrying amount is a reasonable estimate of fair value.


Investment securities and other

     For marketable securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


Loans

     Due to the repricing characteristics of revolving credit lines, home equity loans and adjustable demand loans, the carrying amount of these loans is a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Prepayment rates are taken into consideration in the calculation. The interest rates used to discount future cash flows are those in effect at period-end or an average of such for the 10 working days surrounding that date. The fair value of non-performing loans represents an estimate by Management after considering the collectibility of each loan, taking into account the financial position of the borrower, the value of supporting collateral and the portion of the reserve for loan losses allocated to each of these loans.


Deposits

     The fair value of demand deposits, savings deposits, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposit instruments would be offered to depositors for the same remaining maturities at current rates.


Repurchase Agreements

     The fair value of repurchase agreements is estimated by discounting the future cash flows using the current rates at which similar repurchase agreements would be offered to depositors for the same remaining maturities at current rates.


Unrecognized financial instruments

     The fair value of commitments to extend credit is estimated using the fees currently charged (if any) to enter into agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. At December 31, 1995 no fees were charged for commitments to extend credit and all such commitments were subject to current market rates; therefore, no fair value has been estimated for these commitments.
     The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Board of Directors

American National Bankshares Inc.
and
American National Bank and Trust Company


Richard G. Barkhouser
President, Barkhouser Motors, Inc.

B. Carrington Bidgood
Retired Senior Vice President
Dibrell Brothers, Inc.

Fred A. Blair
President
Blair Construction, Inc.

Ben J. Davenport, Jr.
Chairman, First Piedmont Corporation

Lester A. Hudson, Jr.
Chairman
H & E Associates

E. Budge Kent, Jr.
Senior Vice President & Trust Officer

Fred B. Leggett, Jr.
Executive Vice President, Belk-Leggett Co., Incorporated
Leggett Stores

Charles H. Majors
President and Chief Executive Officer

James A. Motley
Retired Chairman and Chief Executive Officer

Claude B. Owen, Jr.
Chairman & Chief Executive Officer
DIMON Incorporated

Landon R. Wyatt, Jr.
President, Wyatt Buick Sales Co.

GRETNA AREA ADVISORY BOARD
American National Bank and Trust Company

Dr. Glen M. Bond
Physician

Melvin W. Bowling
Retired President, Crestar Bank, Gretna, Virginia

H. Chapman Brown, Jr.
President, Gretna Drug Company, Inc.

E. B. Fitzgerald, III
President, Peoples Mutual Telephone Company, Inc.

H. Victor Millner, Jr., Esquire
Attorney at Law

L. Vernon Moon
President, Gretna Tire and Recapping Company, Inc.

Officers
American National Bank and Trust Company

Charles H. Majors
President and
Chief Executive Officer

     E. Budge Kent, Jr.                      David Hyler
     Senior Vice President &                 Senior Vice President &
     Trust Officer                           Controller

     Gilmer D. Jefferson                     Carl T. Yeatts
     Senior Vice President &                 Senior Vice President &
     Cashier                                 Senior Loan Officer

     Ronnie C. Fowlkes                       Wayne D. Holley
     Vice President                          Vice President

     Michael L. Thomas                       John G. Wales
     Vice President                          Vice President

     Mildred B. Wilkerson
     Vice President

     B. Michael Barker                       Thomas Y. Chandler
     Assistant Vice President                Assistant Vice President

     Barry L. Clarke                         Cameron W. Clement
     Assistant Vice President                Assistant Vice President

     James A. Motley, Jr.                    Samuel W. Price, Jr.
     Assistant Vice President                Assistant Vice President

     Mary H. Wertz                           John B. Hall, Jr.
     Assistant Vice President                Trust Officer

     Linda P. Rhue                           Cheryl L. Clark
     Trust Officer                           Assistant Cashier

     Janice O. England                       Kaye S. Hayden
     Assistant Cashier                       Assistant Cashier

     Jean H. Hudgins                         Elaine T. Jones
     Assistant Cashier                       Assistant Cashier

     Peter A. Moore                          Beth M. Scearce
     Assistant Cashier                       Assistant Cashier

     Beverly A. Scruggs                      Nadine S. Crumpton
     Assistant Cashier                       Auditor

     William B. Stephens, Jr.                Jane S. Baynes
     Director of Technology Development      Administrative Assistant

     Carolyn H. Compton                      Brenda L. Gibson
     Administrative Assistant                Administrative Assistant

     Delma C. Haley                          Faye W. Holland
     Administrative Assistant                Administrative Assistant

     Patricia T. Hudson                      Garry C. Martin
     Administrative Assistant                Administrative Assistant

     Linda C. Royal                          Bernetha W. Saunders
     Administrative Assistant                Administrative Assistant

     Katherine P. Shelton                    Phyllis A. Wiles
     Administrative Assistant                Administrative Assistant

                              Voinda R. Wray
                         Administrative Assistant

                                   VISION

          We are committed to being our community's premier financial services organization.


                                MISSION STATEMENT

      Our mission is to provide quality financial services and exceptional customer service.


                               GUIDING PRINCIPLES

          To achieve our vision and carry our mission, we must:

                  - Respond to our customers' needs
                  - Conduct our work with integrity and professionalism
                  - Furnish positive leadership for the well-being of all
                    communities we serve
                  - Maintain a challenging quality service - quality sales work environment
                  - Sustain a profitable return for our shareholders

BANK OFFICES

MAIN OFFICE
628 Main Street, Danville, Virginia  24541
GRETNA OFFICE
109 Main Street, Gretna, Virginia  24557
NOR-DAN OFFICE
239 Nor-Dan Drive, Danville, Virginia  24540
RIVERSIDE OFFICE
1081 Riverside Drive, Danville, Virginia  24540
SOUTH MAIN OFFICE
1013 South Main Street, Danville, Virginia  24541
WEST MAIN OFFICE
2016 West Main Street, Danville, Virginia  24541
SOUTH BOSTON ROAD OFFICE
1407 South Boston Road, Danville, Virginia  24540


ATM LOCATIONS

DRIVE-UP
Riverside Office - 1081 Riverside Drive, Danville, Virginia  24540
South Boston Road Office - 1407 South Boston Road, Danville, Virginia  24540

WALK-UP
Nor-Dan Office - 239 Nor-Dan Drive, Danville, Virginia  24540
Piedmont Mall - 325 Piedmont Drive, Danville, Virginia  24541
West Main Office - 2016 West Main Street, Danville, Virginia 24541 Express Mart - U. S. 29, Tightsqueeze, Virginia 24531